Exhibit 5.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

March 19, 2009

Sterling Bancorp,

650 Fifth Avenue,
New York, New York 10019.

Ladies and Gentlemen:

We are acting as counsel to Sterling Bancorp, a New York corporation (the “Company”), in connection with the filing today by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers the following securities:

•	common shares, par value $1.00 per share, of the Company (“Common Shares”);
•	preferred shares, par value $5.00 per share, of the Company (“Preferred Shares”); and
•	warrants to purchase Common Shares or Preferred Shares (“Warrants”).

The Common Shares, the Preferred Shares and the Warrants are referred to collectively as the “Securities”.

In connection with the filing of the Registration Statement, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

(1)       Common Shares. When the Registration Statement has become effective under the Act, when the terms of the issuance and sale of the Common Shares have been duly established in conformity with the Company’s certificate of incorporation and when the Common Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body

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having jurisdiction over the Company, the Common Shares will be validly issued, fully paid and non-assessable. The Common Shares covered in the opinion in this paragraph includes any Common Share that may be issued upon exercise or otherwise pursuant to the terms of any Warrant.

(2)       Preferred Shares. When the Registration Statement has become effective under the Act, when the terms of the Preferred Shares and of their issuance and sale have been duly established in conformity with the Company’s certificate of incorporation, when an appropriate certificate of amendment of the Company’s certificate of incorporation with respect to the Preferred Shares has been duly filed with the Department of State of the State of New York and when the Preferred Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Shares will be validly issued, fully paid and non-assessable. The Preferred Shares covered in the opinion in this paragraph includes any Preferred Share that may be issued upon exercise or otherwise pursuant to the terms of any Warrant.

(3)       Warrants. When the Registration Statement has become effective under the Act, when the terms of the warrant agreement under which the Warrants are to be issued have been duly established and the warrant agreement have been duly executed and delivered, when the terms of such Warrants and of their issuance and sale have been duly established in conformity with the applicable warrant agreement and when such Warrants have been duly executed and authenticated in accordance with the applicable warrant agreement and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We have relied as to certain matters on information obtained from public

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officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that all governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by us are genuine.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP